Exhibit 99.1

Hillenbrand Announces Fiscal Fourth Quarter and Full Year 2021 Results
Fiscal Fourth Quarter 2021 Highlights:
•Revenue of $755 million increased 9% compared to prior year or 12% on a pro forma basis
•GAAP EPS of $0.74 compares to a loss of $0.09 in the prior year; adjusted EPS of $1.00 increased 9%
•Total backlog of $1.72 billion increased 43% compared to prior year on a pro forma basis
Fiscal Year 2021 Highlights:
•Record revenue of $2.9 billion increased 14% year over year; record pro forma revenue of $2.8 billion increased 13%
•GAAP EPS of $3.31 compares to a loss of $0.82 in the prior year; adjusted EPS of $3.79 increased 19%
•Record order intake for the Advanced Process Solutions and Molding Technology Solutions segments of $2.7 billion, up 28% over prior year on a pro forma basis
•Record cash flow from operations of $528 million increased $174 million compared to the prior year
•Total year-over-year synergies realized from the Milacron integration of ~$30 million exceeded fiscal year 2021 target of $20-25 million
•Returned $185 million in cash to shareholders through share repurchases and quarterly dividends
•Completed portfolio simplification through announced divestitures of Red Valve and ABEL during fiscal year 2021 and TerraSource Global in October 2021
•Fiscal 2022 guidance: Full Year adjusted EPS of $3.70 - $4.00; Q1 adjusted EPS of $0.87 - $0.94

BATESVILLE, Ind., November 17, 2021 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results for the fourth quarter and full fiscal year, which ended September 30, 2021.

“Fiscal 2021 was a great year for Hillenbrand, as we achieved record levels for order intake, revenue, earnings, and cash flow,” said Joe Raver, President and Chief Executive Officer of Hillenbrand. “I am proud of the resiliency and dedication of our associates, as they executed at a high level throughout the year in the face of significant inflation, global supply chain disruptions, labor market shortages, and the continued impact from COVID-19. In addition to our strong operating results, we streamlined our portfolio through the divestitures of Red Valve, ABEL, and, in October, TerraSource Global. We exceeded our integration synergy targets for the year and remain on track to deliver our year-three run-rate synergy goal of $75 million. With a healthy balance sheet and strong backlog, I believe Hillenbrand is well positioned for growth in fiscal 2022 and beyond.”

“As I will be retiring at the end of 2021, I wanted to take the opportunity to thank our over 10,000 employees around the world, our leadership team, and the Board of Directors for their support and partnership over my past eight years as CEO, as well as our customers, suppliers, and shareholders. It has been an honor to serve this great organization and I am excited for the next chapter under Kim’s leadership as she prepares to take the helm in 2022.”

“We are well positioned to build upon our proven track record of execution as we head into fiscal 2022,” said Kim Ryan, Hillenbrand’s Executive Vice President and incoming Chief Executive Officer. “Our performance in fiscal 2021 was a testament to the talent of our people, the strength of the Hillenbrand Operating Model, and the trust our customers place in us. I am excited about the opportunities ahead and confident in our ability to execute through the near-term macroeconomic challenges and deliver continued value to our shareholders.”

Fourth Quarter 2021 Results
Revenue of $755 million increased 9% compared to the prior year driven by growth across all three segments, partially offset by the divestitures of Red Valve and ABEL. Excluding the impact of foreign currency exchange, revenue increased 8%. On a pro forma basis, which excludes the divested Red Valve and ABEL businesses from the Advanced Process Solutions segment, revenue increased 12% year over year, or 11% excluding the impact of foreign currency exchange.

Net income of $55 million, or $0.74 per share, increased from a loss of $0.09 in the prior year, which included non-cash impairment charges that did not repeat to the same magnitude in fiscal year 2021. Adjusted net income of $74 million resulted in adjusted EPS of $1.00, an increase of $0.08, or 9%, primarily due to higher volume in Molding Technology Solutions and a lower adjusted effective tax rate. The adjusted effective tax rate for the quarter was 29.2%, a decrease of 290 basis points from the prior year, primarily due to a reduction for taxes from distributions from foreign subsidiaries, partially offset by an increase in the provision for uncertain tax positions.

Adjusted EBITDA of $140 million decreased 1% year over year. On a pro forma basis, adjusted EBITDA increased 2%, while adjusted EBITDA margin of 18.5% decreased 180 basis points compared to a year ago primarily due to inflation and unfavorable mix, which more than offset operating leverage from higher volume, and pricing and productivity improvements.

Advanced Process Solutions (APS)
Revenue of $340 million increased 3% compared to the same period in the prior year, or 2% excluding the impact of foreign currency exchange. On a pro forma basis, which excludes the divested Red Valve and ABEL businesses, revenue increased 9% year over year, or 8% excluding the impact of foreign currency, primarily driven by an increase in large plastics projects and separation equipment.

Adjusted EBITDA of $69 million increased 2% year over year. On a pro forma basis, adjusted EBITDA increased 8%, while adjusted EBITDA margin of 20.3% decreased 30 basis points as pricing, productivity improvements, and operating leverage from higher volume was more than offset by inflation, unfavorable mix, and strategic investments.

Backlog of $1.3 billion increased 41% on a pro forma basis compared to the prior year primarily driven by increased demand for large plastics projects. Sequentially, backlog decreased 2% compared to the quarter ended June 30, 2021.

Molding Technology Solutions (MTS)
Revenue of $260 million increased 20% year over year with higher sales across all product lines, led by injection molding equipment. Excluding the impact of foreign currency, revenue increased 18%.

Adjusted EBITDA of $54 million increased 6%, while adjusted EBITDA margin of 20.6% decreased 270 basis points primarily due to unfavorable mix from a higher proportion of sales for injection molding equipment, and inflation, which more than offset operating leverage from higher volume, and pricing and productivity improvements.

Backlog of $366 million increased 51% year over year primarily driven by increased demand for injection molding equipment. Sequentially, backlog decreased 6% compared to the quarter ended June 30, 2021.

Batesville
Revenue of $155 million increased 5% year over year primarily due to higher average selling price and an increase in burial casket volume resulting from an estimated increase in deaths associated with the ongoing COVID-19 pandemic.

Adjusted EBITDA of $33 million decreased 6% year over year and adjusted EBITDA margin of 21.6% decreased 270 basis points primarily due to cost inflation and higher transportation and manufacturing cost premiums required to respond to the increased demand driven by the ongoing COVID-19 pandemic.

Fiscal Year 2021 Results
Hillenbrand’s full year revenue of $2.86 billion increased 14% compared to the prior year driven by growth across all three operating segments. Excluding the impact of foreign currency exchange, revenue increased 11%. Revenue of $2.84 billion increased 13% year over year on a pro forma basis, which excludes Red Valve and ABEL in Advanced Process Solutions, and the Cimcool business in Molding Technology Solutions, and assumes the Milacron acquisition closed on October 1, 2019. On a pro forma basis, Advanced Process Solutions revenue of $1.22 billion increased 5%, and Molding Technology Solutions revenue of $996 million increased 25%. Batesville revenue of $623 million increased 13%.

Net income of $250 million, or $3.31 per share, increased from a loss of $0.82 in the prior year, primarily due to prior year non-cash impairment charges that did not repeat to the same magnitude in fiscal year 2021 and lower costs in fiscal year 2021 related to the Milacron acquisition. Adjusted net income of $286 million resulted in adjusted EPS of

$3.79, an increase of $0.60, or 19%. The adjusted effective tax rate for the year was 28.7%, an increase of 90 basis points over the prior year. Adjusted EBITDA of $538 million increased 16% year over year.

On a pro forma basis, adjusted EBITDA of $534 million increased 20% and adjusted EBITDA margin of 18.8% increased 100 basis points primarily due to operating leverage from higher volume, productivity improvements, and favorable pricing, partially offset by inflation and unfavorable mix. Pro forma adjusted EBITDA margin for Advanced Process Solutions of 18.8% decreased 30 basis points, while pro forma adjusted EBITDA margin for Molding Technology Solutions of 20.3% increased 170 basis points. Batesville’s adjusted EBITDA margin of 25.7% increased 270 basis points.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand generated cash flow from operations of $528 million in the year, an increase of $174 million year-over-year, primarily driven by favorable timing of working capital, higher earnings, and lower costs in fiscal year 2021 related to the acquisition of Milacron. During the year, the Company repurchased approximately 2.8 million shares for $121.1 million at an average share price of $43.37, and returned $64 million to shareholders in the form of quarterly dividends. Subsequent to the year-end, the Company purchased an additional 620 thousand shares through November 15, 2021 for $28.9 million at an average share price of $46.30.

As of September 30, 2021, net debt was $767 million, and the net debt to adjusted EBITDA ratio was 1.4x, down from 2.7x at the beginning of the fiscal year. We had liquidity of approximately $1.3 billion, including $446 million in cash on hand and the remainder available under our revolving credit facility.

Divestiture Update
As previously announced, the divestiture of TerraSource Global was completed on October 22, 2021. This transaction was preceded by the divestitures of Red Valve and ABEL in fiscal year 2021 and completes the portfolio simplification plan announced in August 2020.

Fiscal 2022 Outlook
For fiscal year 2022, Hillenbrand is reinstating its practice of providing annual guidance. Revenue and EBITDA margin guidance is on a pro forma basis, excluding the divested Red Valve and ABEL businesses from the prior year, as well as the divested TerraSource Global business from the prior year and the period of October 1, 2021 through October 22, 2021. As the basis of our outlook, we expect supply chain disruptions, elevated transportation costs, and labor market shortages to persist through the majority of the fiscal year. Additionally, we expect commodity costs to remain elevated through at least the first half of the fiscal year.

Revenue Outlook	FY 2022 Range	YOY %
Advanced Process Solutions	$1,275 - $1,315	8% - 12%
Molding Technology Solutions	$1,015 - $1,045	2% - 5%
Batesville	$540 - $555	(13%) - (11%)
Total Hillenbrand	$2,830 - $2,915	1% - 4%

Adj. EBITDA Outlook	FY 2022 Range	YOY bps
Advanced Process Solutions	21.0% - 21.5%	150 - 200
Molding Technology Solutions	20.0% - 21.0%	(30) - 70
Batesville	19.0% - 20.0%	(670) - (570)

Adj. EPS Outlook	FY 2022 Range	Fiscal Q1 Range
Total Hillenbrand	$3.70 - $4.00	$0.87 - $0.94

Conference Call Information
Date/Time: Thursday, November 18, 2021, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13723878
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, December 17, 2021)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, December 2, 2021
Replay ID number: 13723878
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-K are filed jointly with this release and will be made available on the Company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•impairment charges;
•inventory step-up charges;
•intangible asset amortization;
•certain debt financing activities;
•gains and losses on divestitures;
•COVID-19 pandemic-related costs;
•the related income tax impact for all of these items; and
•certain tax items related to the acquisition of Milacron and divestitures of ABEL, Red Valve, and Cimcool, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, foreign income inclusion tax provisions, including the impact the Milacron loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Beginning with the quarter ended June 30, 2020, the Company has reported adjusted EPS results that exclude after-tax acquisition-related intangible amortization, in addition to backlog amortization excluded in previous periods. Prior year periods have been restated to conform to the presentation in the current year periods. The Company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted

EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net (loss) income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, or adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Pro forma revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to Red Valve, which was divested on December 31, 2020, and ABEL, which was divested on March 10, 2021, and also excluding net revenue and adjusted EBITDA directly attributable to the Cimcool business, which was divested on March 30, 2020, and including net revenue and adjusted EBITDA attributable to Milacron as if the acquisition had occurred on October 1, 2019. Hillenbrand uses pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which the Advanced Process Solutions and Molding Technology Solutions reportable operating segments compete.  Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to the Advanced Process Solutions and Molding Technology Solutions reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with the Advanced Process Solutions and Molding Technology Solutions reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the SEC, a quantitative reconciliation is not required or provided. In addition, forward-looking adjusted earnings per share for fiscal 2022 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	September 30,		Year Ended
	(Unaudited)		September 30,
	2021	2020	2021	2020
Net revenue	$754.9	$693.7	$2,864.8	$2,517.0
Cost of goods sold	513.6	453.2	1,907.5	1,703.7
Gross profit	241.3	240.5	957.3	813.3
Operating expenses	130.2	126.3	526.4	538.2
Amortization expense	13.9	16.7	55.7	71.9
(Gain) loss on divestitures	(1.3)	0.5	(67.1)	3.5
Impairment charges	11.2	62.3	11.2	144.8
Interest expense	17.9	22.1	77.6	77.4
Other income (expense) , net	0.1	(0.8)	0.3	4.0
Income (loss) before income taxes	69.5	11.8	353.8	(18.5)
Income tax expense	12.5	17.2	98.6	34.9
Consolidated net income (loss)	57.0	(5.4)	255.2	(53.4)
Less: Net income attributable to noncontrolling interests	2.0	1.7	5.3	6.7
Net income (loss) attributable to Hillenbrand	$55.0	$(7.1)	$249.9	$(60.1)

Net income (loss) attributable to Hillenbrand — per share of common stock:
Basic earnings (loss) per share	$0.75	$(0.09)	$3.34	$(0.82)
Diluted earnings (loss) per share	$0.74	$(0.09)	$3.31	$(0.82)
Weighted average shares outstanding (basic)	73.5	75.1	74.9	73.4
Weighted average shares outstanding (diluted)	74.2	75.1	75.4	73.4

Cash dividends per share	$0.2150	$0.2125	$0.8600	$0.8500

Condensed Consolidated Statements of Cash Flows
(in millions)

	Year Ended September 30,
	2021	2020
Net cash provided by operating activities	$528.4	$354.8
Net cash provided by (used in) investing activities	126.0	(1,295.9)
Net cash (used in) provided by financing activities	(523.3)	854.9
Effect of exchange rate changes on cash and cash equivalents	8.0	(1.4)
Net cash flows	139.1	(87.6)

Cash, cash equivalents, and restricted cash:
At beginning of period	311.8	399.4
At end of period	$450.9	$311.8

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Hillenbrand	$55.0	$(7.1)	$249.9	$(60.1)
Impairment charges (1)	11.2	62.3	11.2	144.8
Business acquisition, disposition, and integration costs (2)	9.3	9.9	35.4	77.2
Restructuring and restructuring-related charges (3)	4.3	2.6	14.5	9.3
Inventory step-up (4)	—	—	—	40.7
Intangible asset amortization (5)	13.9	16.7	55.7	71.9
(Gain) loss on divestiture (6)	(1.3)	0.5	(67.1)	3.5
Debt financing activities (7)	—	0.4	2.9	2.7
Other	0.8	0.2	1.9	2.6
Tax effect of adjustments (8)	(9.3)	(25.7)	(28.3)	(86.0)
Tax adjustments (9)	(9.6)	9.4	9.6	28.0
Adjusted net income attributable to Hillenbrand	$74.3	$69.2	$285.7	$234.6

Diluted earnings (loss) per share	$0.74	$(0.09)	$3.31	$(0.82)
Impairment charges (1)	0.15	0.83	0.15	1.97
Business acquisition, disposition, and integration costs (2)	0.13	0.13	0.47	1.05
Restructuring and restructuring-related charges (3)	0.05	0.03	0.19	0.12
Inventory step-up (4)	—	—	—	0.55
Intangible asset amortization (5)	0.19	0.22	0.74	0.98
(Gain) loss on divestiture (6)	(0.02)	0.01	(0.89)	0.05
Debt financing activities (7)	—	0.01	0.04	0.04
Other	0.02	—	0.03	0.04
Tax effect of adjustments (8)	(0.13)	(0.34)	(0.38)	(1.17)
Tax adjustments (9)	(0.13)	0.12	0.13	0.38
Adjusted diluted earnings per share	$1.00	$0.92	$3.79	$3.19

(1)Hillenbrand recorded a $11.2 valuation adjustment related to assets held for sale within the Advanced Process Solutions reportable operating segment during the fourth quarter of 2021. Hillenbrand recorded $82.5 of impairment charges related to goodwill and certain intangible assets within both the Advanced Process Solutions and Molding Technology Solutions reportable operating segments during the second quarter of 2020 and $62.3 of non-cash charges (including a goodwill impairment charge and a valuation adjustment) related to assets held for sale within the Advanced Process Solutions reportable operating segment during the fourth quarter of 2020.
(2)Business acquisition, disposition, and integration costs during 2021 primarily included professional fees and employee-related costs attributable to the integration of Milacron and divestitures of Red Valve, ABEL, and TerraSource Global. Business acquisition, disposition, and integration costs during 2020 primarily included expenses for the settlement of outstanding Milacron share-based equity awards, professional fees, and severance and employee-related costs in connection with the acquisition and integration of Milacron. The remaining costs incurred during 2020 were primarily related to professional fees and other transaction costs in connection with the divestiture of Cimcool.
(3)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during 2021 and 2020.
(4)Represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisition of Milacron during 2020.
(5)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.

(6)The current year amount represents the gain on divestitures of Red Valve and ABEL during 2021. The prior year amount represents the loss on the divestiture of Cimcool during 2020.
(7)Debt financing activities during 2021 primarily included the accelerated amortization of deferred financing costs related to the $225.0 term loan and the $500.0 term loan which were repaid during the year ended September 30, 2021, along with certain other financing costs. Debt financing activities during 2020 primarily included the net interest expense on our $375.0 senior unsecured notes prior to completing the Milacron acquisition, along with certain other Milacron acquisition financing costs.
(8)Represents the tax effect of the adjustments previously identified above.
(9)Represents certain tax items related to the acquisition of Milacron and divestitures of ABEL, Red Valve, and Cimcool, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, foreign income inclusion tax provisions, including the impact the Milacron loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

	Three Months Ended September 30,		Year Ended September 30,
Shares used in computing non-GAAP per share amounts:	2021	2020	2021	2020
GAAP weighted average shares outstanding (diluted)	74.2	75.1	75.4	73.4
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	0.2	—	0.1
Pro forma weighted average shares outstanding (diluted)	74.2	75.3	75.4	73.5

(1)Due to the occurrence of a net loss on a GAAP basis for the three months and year ended September 30, 2020, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA:
Advanced Process Solutions	$69.2	$68.0	$234.5	$234.5
Molding Technology Solutions	53.5	50.6	201.8	147.0
Batesville	33.4	35.7	160.2	127.1
Corporate	(16.4)	(13.4)	(58.3)	(44.2)
Less:
Interest income	(0.9)	(0.7)	(3.4)	(3.2)
Interest expense	17.9	22.1	77.6	77.4
Income tax expense	12.5	17.2	98.6	34.9
Depreciation and amortization	28.9	32.2	115.2	130.6
Impairment charges	11.2	62.3	11.2	144.8
Business acquisition, disposition, and integration costs	9.3	9.9	34.5	77.2
Restructuring and restructuring-related charges	4.3	2.6	14.5	9.3
Inventory step-up	—	—	—	40.7
(Gain) loss on divestiture	(1.3)	0.5	(67.1)	3.5
Other	0.8	0.2	1.9	2.6
Consolidated net income (loss)	$57.0	$(5.4)	$255.2	$(53.4)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Consolidated net income (loss)	$57.0	$(5.4)	$255.2	$(53.4)
Interest income	(0.9)	(0.7)	(3.4)	(3.2)
Interest expense	17.9	22.1	77.6	77.4
Income tax expense	12.5	17.2	98.6	34.9
Depreciation and amortization	28.9	32.2	115.2	130.6
EBITDA	115.4	65.4	543.2	186.3
Impairment charges	11.2	62.3	11.2	144.8
Business acquisition, disposition, and integration costs	9.3	9.9	34.5	77.2
Restructuring and restructuring related charges	4.3	2.6	14.5	9.3
Inventory step-up	—	—	—	40.7
(Gain) loss on divestitures	(1.3)	0.5	(67.1)	3.5
Other	0.8	0.2	1.9	2.6
Adjusted EBITDA	139.7	140.9	538.2	464.4
Pro forma adjustments (see below)	—	(4.0)	(4.7)	(18.1)
Pro forma adjusted EBITDA	$139.7	$136.9	$533.5	$446.3

Pro forma adjustments:
Less: ABEL adjusted EBITDA (1)	$—	$(3.0)	$(3.3)	$(8.9)
Less: Red Valve adjusted EBITDA (2)	—	(1.0)	(1.4)	(3.5)
Less: Cimcool adjusted EBITDA (3)	—	—	—	(10.2)
Add: Milacron adjusted EBITDA, pre-acquisition (4)	—	—	—	4.5
Pro forma adjustments to adjusted EBITDA	$—	$(4.0)	$(4.7)	$(18.1)

Pro forma adjusted EBITDA by segment and Corporate:
Advanced Process Solutions	$69.2	$64.0	$229.8	$222.1
Molding Technology Solutions	53.5	50.6	201.8	148.6
Batesville	33.4	35.7	160.2	127.1
Corporate	(16.4)	(13.4)	(58.3)	(51.5)
	$139.7	$136.9	$533.5	$446.3

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The Cimcool business, which was included within the Molding Technology Solutions reportable operating segment, was divested on March 30, 2020.
(4)Milacron’s results (inclusive of the Cimcool business) for the period of October 1, 2019 to November 20, 2019 were derived from Milacron’s pre-acquisition accounting records.

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Advanced Process Solutions net revenue	$340.2	$329.6	$1,245.7	$1,228.6
Less: ABEL net revenue (1)	—	(9.3)	(15.5)	(34.2)
Less: Red Valve net revenue (2)	—	(9.0)	(8.0)	(32.9)
Advanced Process Solutions pro forma net revenue	340.2	311.3	1,222.2	1,161.5
Molding Technology Solutions net revenue	260.0	217.2	995.7	735.8
Less: Cimcool net revenue (3)	—	—	—	(53.3)
Add: Milacron net revenue, pre-acquisition (4)	—	—	—	115.7
Molding Technology Solutions pro forma net revenue	260.0	217.2	995.7	798.2
Batesville net revenue	154.7	146.9	623.4	552.6
Consolidated pro forma net revenue	$754.9	$675.4	$2,841.3	$2,512.3

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The Cimcool business, which was included within the Molding Technology Solutions reportable operating segment, was divested on March 30, 2020.
(4)Milacron’s results (inclusive of the Cimcool business) for the period of October 1, 2019 to November 20, 2019 were derived from Milacron’s pre-acquisition accounting records.

	September 30, 2021	September 30, 2020
Advanced Process Solutions backlog	$1,349.4	$988.0
Less: ABEL backlog (1)	—	(14.9)
Less: Red Valve backlog (2)	—	(15.5)
Advanced Process Solutions pro forma backlog	1,349.4	957.6
Molding Technology Solutions backlog	365.6	242.6
Consolidated pro forma backlog	$1,715.0	$1,200.2

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	encourage	promise	improve	progress	potential	should	impact
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of contagious diseases such as the COVID-19 pandemic and the escalation thereof due to variant strains of the virus and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers' credit quality, downgrades of the Company's credit quality, closure or temporary interruption of the Company's or suppliers' manufacturing facilities, travel, shipping and logistical disruptions, loss of human capital or personnel, and general economic calamities; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; increasing competition for highly skilled and talented workers as well as labor shortages; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; risks that the integration of Milacron disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; competition in the industries in which we operate, including on price or from nontraditional sources in the death care industry; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in its debt agreements; global market and economic conditions, including those related to the financial markets; our level of international sales and operations; cyclical demand for industrial capital goods; continued fluctuations in mortality rates and increased cremations; the dependence of our business units on relationships with several large customers and providers; competition faced by our Batesville business from non-traditional sources; the impact to the Company's effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political and regulatory environment or global trade policy; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company's governing documents and Indiana law that could decrease the trading price of the Company's common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2021, filed with the Securities and Exchange Commission (“SEC”) on November 17, 2021. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

Investor Relations for Hillenbrand
Phone: 812-931-3573
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Paul Whitmore, Manager, Corporate Communications
Phone: 812-931-5214
Email: paul.whitmore@hillenbrand.com